As filed with the Securities and Exchange Commission on June 24, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

TENET HEALTHCARE CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	95-2557091
(State of Incorporation)	(IRS Employer Identification No.)

13737 Noel Road

Dallas, Texas 75240

(469) 893-2200

(Address and telephone number of Registrant’s principal executive offices)

TENET HEALTHCARE CORPORATION EIGHTH AMENDED

AND RESTATED 1995 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Kristina A. Mack

Senior Counsel

Tenet Healthcare Corporation

13737 Noel Road

Dallas, Texas 75240

(469) 893-2200

(Name, address and telephone number of agent for service)

Copies to:

Steven B. Stokdyk

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071-1560

(213) 485-1234

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company (as defined in Rule 12b-2 under the Securities Exchange Act of 1934).

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.05 per share	2,000,000 Shares	$5.36	$10,720,000	$422

(1)	Pursuant to Rule 416, there also are registered hereunder such additional indeterminate number of shares as may be issued as a result of the adjustment provisions of the Registrant’s Eighth Amended and Restated Employee Stock Purchase Plan.
(2)	Pursuant to Rule 457(h), these prices are estimated solely for the purpose of calculating the registration fee and are based on the average of the high and low sales prices of the Registrant’s Common Stock on the New York Stock Exchange on June 23, 2008.

EXPLANATORY NOTE

On February 5, 1996, Tenet Healthcare Corporation (the “Company” or “Registrant”) filed Registration Statement No.
333-00709 on Form S-8 to register with the Securities and Exchange Commission (the “Commission”) 2,000,000 shares of the Company’s common stock, par value $0.075 per share (the “Common Stock”) available for purchase under the Company’s 1995 Employee Stock Purchase Plan (the “Plan”). On December 10, 1997, the Company filed Registration Statement No. 333-41903 on Form S-8 to register with the Commission an additional 3,000,000 shares of the Company’s Common Stock available under the Plan. On July 14, 2000, the Company filed Registration Statement No. 333-41478 on Form S-8 to register with the Commission an additional 4,500,000 shares of the Company’s Common Stock available under the Plan. The contents of the three above-referenced Registration Statements are incorporated herein by reference.

On July 30, 1997, the Board of Directors (the “Board”) of the Company approved the First Amended and Restated 1995 Employee Stock Purchase Plan (the “First Amended Plan”). The First Amended Plan increased the maximum number of shares of Common Stock available for purchase under the Plan from 2,000,000 shares to 5,000,000 shares and was approved by the Company’s shareholders on October 1, 1997. On December 3, 1997, the Board approved the Second Amended and Restated 1995 Employee Stock Purchase Plan (the “Second Amended Plan”). The Second Amended Plan clarified the definition of “Covered Compensation” and shareholder approval was not required. On July 28, 1999, the Board approved the Third Amended and Restated 1995 Employee Stock Purchase Plan (the “Third Amended Plan”). The Third Amended Plan increased the maximum number of shares of Common Stock available for purchase under the Plan from 5,000,000 to 9,500,000 shares and was approved by the Company’s shareholders on October 6, 1999. On April 14, 2000, the Board approved the Fourth Amended and Restated 1995 Employee Stock Purchase Plan (the “Fourth Amended Plan”). The Fourth Amended Plan further clarified the definition of “Covered Compensation” and delegated authority to amend, modify or alter the Plan to the Compensation Committee of the Board (the “Compensation Committee”); shareholder approval was not required. On April 10, 2001, the Compensation Committee approved the Fifth Amended and Restated 1995 Employee Stock Purchase Plan (the “Fifth Amended Plan”). The Fifth Amended Plan changed the period new employees must wait before being eligible to participate in the Plan from six months to 30 days, and shareholder approval was not required. On May 22, 2001, the Compensation Committee approved the Sixth Amended and Restated 1995 Employee Stock Purchase Plan (the “Sixth Amended Plan”). The Sixth Amended Plan further clarified the definition of “Covered Compensation” and clarified other operational terms of the Plan; shareholder approval was not required. On May 22, 2002, the Board approved a 3-for-2 split of the Common Stock and a reduction in the par value of the Common Stock from $0.075 per share to $0.05 per share. The additional shares of Common Stock pursuant to the stock split were distributed on June 28, 2002 to holders of record at the close of business on June 12, 2002 and had the effect of increasing the maximum number of shares available for purchase under the Plan from 9,500,000 shares to 14,250,000 shares. On May 5, 2004, the Compensation Committee approved the Seventh Amended and Restated 1995 Employee Stock Purchase Plan (the “Seventh Amended Plan”). The Seventh Amended Plan amended the Plan effective July 1, 2004 to (a) reduce the discount on the purchase price for each share of Common Stock, (b) eliminate the “look back period” for purposes of determining the purchase price for each share of Common Stock, (c) eliminate the cashout provision applicable upon a termination of employment, (d) impose a holding period of 12 months on each share of Common Stock purchased by an active employee under the Plan, and (e) appoint the Plan Director to handle the day-to-day administration of the Plan on a ministerial basis. The Seventh Amended Plan did not require shareholder approval. On March 5, 2008, the Compensation Committee approved the Eighth Amended and Restated 1995 Employee Stock Purchase Plan (the “Eighth Amended Plan”). The Eighth Amended Plan increased the maximum number of shares of Common Stock available for purchase under the Plan from 14,250,000 shares to 16,250,000 shares and was approved by the Company’s shareholders on May 8, 2008.

Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed in order to register with the Commission the 2,000,000 additional shares of Common Stock approved by the Company’s shareholders on May 8, 2008 and available for purchase under the Eighth Amended Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.	Interests of Named Experts and Counsel.

Caitlin M. Larsen, Vice President and Assistant General Counsel of the Company, has delivered an opinion to the effect that the shares of Common Stock covered by this Registration Statement will be legally issued, fully paid and non-assessable.

As of June 23, 2008, Ms. Larsen did not beneficially own any shares of Common Stock, however, she held options to purchase 31,176 shares of Common Stock and held 23,129 restricted stock units, which represent the right to receive an equal number of shares of Common Stock in the future. Ms. Larsen is eligible to participate in the Plan.

Item 8.	Exhibits.

A list of the exhibits included as part of this Registration Statement is set forth on the Exhibit Index and is hereby incorporated by reference thereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on June 24, 2008.

TENET HEALTHCARE CORPORATION
(Registrant)

By:	/S/ DANIEL J. CANCELMI
Daniel J. Cancelmi
Vice President and Controller
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities with Tenet Healthcare Corporation and on the dates indicated.

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Trevor Fetter and Biggs C. Porter, acting alone, as his or her true and lawful attorneys-in-fact and agents, with full power of resubstitution and substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Date: June 24, 2008	By:	/S/ TREVOR FETTER
Trevor Fetter
President, Chief Executive Officer and Director
(Principal Executive Officer)

Date: June 24, 2008	By:	/S/ BIGGS C. PORTER
Biggs C. Porter
Chief Financial Officer
(Principal Financial Officer)

Date: June 24, 2008	By:	/S/ DANIEL J. CANCELMI
Daniel J. Cancelmi
Vice President and Controller
(Principal Accounting Officer)

Date: June 24, 2008	By:	/S/ JOHN ELLIS BUSH
John Ellis Bush
Director

Date: June 24, 2008	By:	/S/ BRENDA J. GAINES
Brenda J. Gaines
Director

Date: June 24, 2008	By:	/S/ KAREN M. GARRISON
Karen M. Garrison
Director

Date: June 24, 2008	By:	/S/ EDWARD A. KANGAS
Edward A. Kangas
Director

Date: June 24, 2008	By:	/S/ J. ROBERT KERREY
J. Robert Kerrey
Director

Date: June 24, 2008	By:	/S/ FLOYD D. LOOP
Floyd D. Loop, M.D.
Director

Date: June 24, 2008	By:	/S/ RICHARD R. PETTINGILL
Richard R. Pettingill
Director

Date: June 24, 2008	By:	/S/ JAMES A. UNRUH
James A. Unruh
Director

Date: June 24, 2008	By:	/S/ J. MCDONALD WILLIAMS
J. McDonald Williams
Director

EXHIBIT INDEX

Exhibit Number	Description
4.1	Tenet Healthcare Corporation Eighth Amended and Restated 1995 Employee Stock Purchase Plan

5.1	Opinion of Caitlin M. Larsen

23.1	Consent of Caitlin M. Larsen (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of KPMG LLP

24.1	Power of Attorney (included on the signature page hereto)